MIDWAY GOLD CORP.
Unit 1 - 15782 Marine Drive

White Rock, B.C., Canada V4B 1E6

Tel: (877) 475-3642

June 12, 2008	TSX Venture Exchange Symbol: MDW
American Stock Exchange Symbol: MDW

 Website: www.midwaygold.com

BARRICK STEPS UP AS MIDWAY CLOSES

PRIVATE PLACEMENT

Midway Gold Corp. (“Midway”) has closed its brokered and non-brokered private placement announced on May 16, 2008 and has issued 1,421,500 common shares at a price of C$2.00 per common share for gross proceeds of $2,843,000.  The common shares are subject to a six-month hold period.  The Company paid a 5% commission on a portion of the financing.

Barrick Gold Corporation purchased 1,000,000 common shares of the placement increasing its holdings in Midway to 10.7%. Funding provided by Barrick will be directed to drilling at the Spring Valley Project, Nevada.

After this offering, the Company has approximately $5.7 million in cash and will continue its drill program at Spring Valley.  The Company’s pending acquisition of the Golden Eagle property in Washington announced on May 30, 2008 will hopefully close by the end of August.

The securities offered have not been registered under the U.S. Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration or an exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Details of Midway’s projects are available on the Company’s website at www.midwaygold.com. Midway Gold Corp. is a precious metals exploration company, listed on the American Stock Exchange and on the TSX Venture Exchange under the symbol “MDW.”  Midway’s focus is creating value for shareholders through the discovery and development of quality new precious metal resources in politically stable mining areas. The Company has three advanced stage gold exploration projects and four early stage exploration projects that control over 60 square miles of mineral rights along three major gold trends in Nevada.

ON BEHALF OF THE BOARD

“Alan Branham”

______________________________

Alan Branham, President and CEO

For further information, please contact Morgan Moffatt, Investor Relations Manager for Midway Gold Corp. at (877) 475-3642, Ext. 14 (toll-free).

The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to the timing of our exploration and drilling programs; timing of the preparation of our preliminary economic assessment, geological models, mine plan and definitive feasibility study; expectations related to enhancing resource grades; financing plans and the availability of future financing for our projects; anticipated results of our exploration, and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.